1st STATE BANCORP, INC.

                                 CODE OF ETHICS
                                       FOR
                     SENIOR EXECUTIVE AND FINANCIAL OFFICERS


GENERAL PHILOSOPHY

     The honesty, integrity and sound judgment of our senior executive and financial officers is essential to 1st State Bancorp's reputation and success.

     This Code of Ethics governs the actions and working relationships of senior executive and financial officers of 1st State Bancorp, Inc. and its subsidiaries and affiliates (collectively, "1st State Bancorp") with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory organizations, the media, and anyone else with whom 1st State Bancorp has contact. These relationships are essential to the continued success of 1st State Bancorp as a financial services provider.

         This Code of Ethics:

          - Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

          -    Requires  full,  fair,   accurate,   timely  and   understandable
               disclosure in the periodic reports required to be filed by 1st State Bancorp with governmental and regulatory agencies.

          -    Requires compliance with applicable laws, rules and regulations.

          -    Addresses   potential  or  apparent  conflicts  of  interest  and
               provides guidance for senior executive and financial officers to communicate those conflicts to 1st State Bancorp.

          - Addresses misuse or misapplication of 1st State Bancorp property and corporate opportunities.

          - Requires the highest level of confidentiality and fair dealing within and outside the 1st State Bancorp environment.

          -    Requires reporting of any illegal behavior.




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IDENTIFICATION OF SENIOR EXECUTIVE AND FINANCIAL OFFICERS

     For purposes of this Code of Ethics, 1st State Bancorp's senior executive and financial officers shall consist of all officers at 1st State Bancorp or 1st State Bank with the title of Vice President or higher, as well as the Manager of First Capital Services Company, LLC.


CONFLICTS OF INTEREST

     A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of 1st State Bancorp. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as a senior executive or financial officer of 1st State Bancorp. Any position or interest, financial or otherwise, which could materially conflict with your performance as a senior executive or financial officer of 1st State Bancorp, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between 1st State Bancorp, its customers, suppliers or competitors or otherwise reflects negatively on 1st State Bancorp would be considered a conflict of interest.


CONFIDENTIALITY

     Nonpublic information regarding 1st State Bancorp or its businesses, employees, customers and suppliers is confidential. As a 1st State Bancorp senior executive or financial officer, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of 1st State Bancorp, including family and friends, or with other employees who do not need the information to carry out their duties. You are required to sign a confidentiality agreement in the course of your employment at 1st State Bancorp. You remain under an obligation to keep all information confidential even if your employment with 1st State Bancorp ends.

     The following is a non-exclusive list of confidential information:

     (i)  Trade  secrets,  which include any business or technical  information,
          such  as  formula,   program,   method,   technique,   compilation  or
          information that is valuable because it is not generally known.

     (ii) All rights to any invention or process developed by an employee using 1st State Bancorp facilities or trade secret information, from any work for 1st State Bancorp, or relating to 1st State Bancorp's business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to 1st State Bancorp.

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         (iii)    Proprietary information such as customer lists and customers'
                  confidential information.

     Public and media communications involving 1st State Bancorp must be made only by 1st State Bancorp's Chief Executive Officer or his designee.


CORPORATE OPPORTUNITIES

     Using confidential information about 1st State Bancorp or its businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

     Title 18 U.S. Code, Section 215, makes it a criminal offense for any 1st State Bancorp employee to corruptly:

     (i) solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of 1st State Bancorp ; or

     (ii) accept anything of value (other than normal authorized compensation) from anyone in connection with the business of 1st State Bancorp, either before or after a transaction is discussed or consummated.

     Senior executive and financial officers are prohibited from:

     (i) Personally benefiting from opportunities that are discovered through the use of 1st State Bancorp property, contacts, information or position.

     (ii) Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or 1st State Bancorp's interest.

     (iii)Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at 1st State Bancorp.

     (iv) Acting on behalf of 1st State Bancorp in any transaction in which you or your immediate family has a significant direct or indirect financial or other interest.

     There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

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     (i)  Accepting  a gift in  recognition  of a commonly  recognized  event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

     (ii) Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

     (iii)Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by 1st State Bancorp as a business expense if the other party did not pay for it.


INSIDER TRADING

     It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving 1st State Bancorp common stock or other security while in possession of material information concerning 1st State Bancorp that has not been released to the general public, but which when released may have an impact on the market price of the 1st State Bancorp common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a 1st State Bancorp or other company stock or other security transaction should be directed to the Chief Financial Officer at
(336) 227-8861.


EXTENSIONS OF CREDIT

     1st State Bancorp's subsidiary bank may extend credit to any officer, director, or principal shareholder or employee of 1st State Bancorp only in compliance with North Carolina and federal law and regulations and 1st State Bank's policy on Loans to Principal Shareholders, Directors, Officers and Employees (the "Loan Policy"). A copy of the Loan Policy is available from 1st State Bancorp's Chief Financial Officer.


OUTSIDE BUSINESS RELATIONSHIPS

     Senior   executive  and  financial   officers   should   disclose  all  new
directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest. Senior executive and financial officers of 1st State Bancorp are prohibited from holding outside employment.

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     1st State Bancorp encourages civic,  charitable,  educational and political activities as long as they do not interfere with the performance of your duties at 1st State Bancorp.


FAIR DEALING

     Each senior executive and financial officer should undertake to deal fairly with 1st State Bancorp's customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

     Senior executive and financial officers must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that would in any way restrict or prohibit the performance of any duties or responsibilities of their positions with 1st State Bancorp. Copies of such agreements should be provided to Human Resources to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of 1st State Bancorp.

     Senior executive and financial officers should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with 1st State Bancorp.


PROTECTION AND PROPER USE OF 1st STATE BANCORP PROPERTY

     All senior executive and financial officers and employees should protect 1st State Bancorp's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact 1st State Bancorp's profitability, reputation and success. Permitting 1st State Bancorp property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Senior executive and financial officers may not use corporate, bank or other official stationery for personal purposes.


COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     This Code of Ethics is based on 1st State Bancorp's policy that all directors, officers and employees comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

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PREPARATION OF PERIODIC REPORTS FILED WITH GOVERNMENTAL AND REGULATORY AGENCIES

     Particular care is required in the preparation of 1st State Bancorp's filings ("Securities Reports") with the Securities and Exchange Commission
("SEC")  pursuant  the  Securities  Act of 1933,  as amended and the  Securities
Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder (collectively, the "Securities Laws"), as well as 1st State Bancorp's filings and communications (collectively, "Regulatory Reports") with federal and North Carolina bank regulatory authorities. It is essential that 1st State Bancorp's Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of 1st State Bancorp and its stockholders and to engender public confidence in the information provided by 1st State Bancorp in its Securities Reports. Similarly, it is essential that 1st State Bancorp's Regulatory Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of applicable federal and state banking laws and regulations ("Banking Laws"). Accordingly, the senior executive and financial officers of 1st State Bancorp must use their best efforts to ensure that 1st State Bancorp's Securities Reports and Regulatory Reports and other public communications made by 1st State Bancorp contain full, fair, accurate, timely and understandable disclosure and that 1st State Bancorp at all times complies in all material respects with the letter and spirit of the Securities Laws and the Banking Laws.


REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE OF ETHICS

     All senior executive and financial officers are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. 1st State Bancorp recognizes that its customers must have faith and confidence in the honesty and character of its senior executive and financial officers. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions 1st State Bancorp must take regarding any known, or suspected, crime involving the affairs of 1st State Bancorp. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected, theft, embezzlement, check/debit card fraud, kiting, misapplication or other defalcation involving bank funds or bank personnel in any amount.

     Fraud is an element of business that can significantly affect the reputation and success of 1st State Bancorp. 1st State Bancorp requires its senior executive and financial officers to talk to the Internal Auditor, reporting directly to the Audit Committee of the Board of Directors, to report and discuss any known or suspected criminal activity involving 1st State Bancorp or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to the Internal Auditor, reporting directly to the Audit

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Committee of the Board of Directors. Reporting the activity will not subject you to discipline absent a knowingly false report.


ADMINISTRATION AND WAIVER OF CODE OF ETHICS

     This Code of Ethics shall be administered and monitored by the Internal Auditor, reporting directly to the Audit Committee of the Board of Directors. Any questions and further information on this Code of Ethics should be directed to this individual.

     It is also the responsibility of the Internal Auditor to annually reaffirm compliance with this Code of Ethics by all senior executive and financial officers, and to obtain a signed certificate that each senior executive and financial officer has read and understands the guidelines and will comply with them. Senior executive and financial officers will be required to sign a receipt form indicating they have read this Code of Ethics and will comply with its provisions.

     Senior executive and financial officers of 1st State Bancorp are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

     Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.

     1st State Bancorp will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to:
Corporate Secretary, 1st State Bancorp, Inc., 445 South Main Street, Burlington, NC 27215.